Exhibit 99.2
Call Participants: Dr. Keh-Shew Lu, Carl Wertz, Mark King and Richard White
Operator:
Good morning and welcome to Diodes Incorporated’s first quarter 2008 financial results conference call. At this time, all participants are in a listen only mode. At the conclusion of today’s conference call, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference call, please press the star followed by the zero on your touchtone phone.
As a reminder, this conference call is being recorded today, Thursday May 8, 2008. I would now like to turn the call to Shelton Group, the investor relations agency for Diodes Incorporated. Leanne, please go ahead.
Introduction: Leanne Sievers, EVP of Shelton Group
Good morning and welcome to Diodes’ first quarter 2008 earnings conference call. I’m Leanne Sievers, executive vice president of Shelton Group, Diodes’ investor relations firm.
With us today are Diodes’ President and CEO, Dr. Keh-Shew Lu; Chief Financial Officer, Carl Wertz; Senior Vice President of Sales and Marketing, Mark King; and Senior Vice President of Finance, Richard White.
Before I turn the call over to Dr. Lu, I would like to remind our listeners that management’s prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.
Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company’s filings with the Securities and Exchange Commission.
In addition, any projections as to the Company’s future performance represent management’s estimates as of today, May 8, 2008. Diodes assumes no obligation to update these projections in the future as market conditions may or may not change.
For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes’ website at www.diodes.com.
And now it’s my pleasure to turn the call over Diodes’ President and CEO, Dr. Keh-Shew Lu.
Dr. Keh-Shew Lu, President and CEO of Diodes
Thank you, Leanne.

Welcome everyone, and thank you for joining us today.
We continued to make significant progress during the quarter towards our strategic growth objectives. In terms of our financial results, revenue for the quarter was impacted by seasonality combined with the overall weakening of the global economy, as well as our foundry and subcontracting business showing greater weakness than our core revenue drivers. As expected, gross margin remained comparable to the prior quarter, yet increased 130 basis points over the prior year period as our business continues to benefit from operational and manufacturing efficiencies.
As many of you know, our first quarter was highlighted by the April 4th announcement of our proposed acquisition of Zetex. Since we discussed this transaction extensively on that conference call, and our presentation is saved on our website, I will only provide a summary of the key highlights.
When looking at the strengths and expertise of each company, Diodes has cost-effective packaging capabilities, and large capacity in our manufacturing facilities in China, as well as strong sales and marketing presence in Asia and our focus on the consumer, computing and communications markets.
Zetex, on the other hand, has:
a strong proprietary wafer process and packaging technology, a solid application and design team,
a strong presence in Europe,

     as well as a focus on the industrial, communications and automotive markets.
When combined with Diodes, there are many synergies that exist, including:
a broadened product portfolio to support a world-class customer base, a wealth of manufacturing and operational synergies,
an increased geographic footprint, and
an expanded market segment diversification.
From a financial perspective, the combined 2007 Diodes and Zetex financials would have resulted in revenues of approximately $528 million, gross profit of $170 million and EBITDA of $75 million, with solid gross margins and operating margins for both companies. We believe this combination will provide a strong base for further growth and improvements as we begin the integration towards being accretive to earnings within 12 months.
As we mentioned on our conference call, our evaluation process took almost two years to find the right company that would complement the strength and growth of our business. We believe that Zetex meets all of our acquisition criteria. The transaction is expected to close next month.
Until the transaction is approved and closed, we are unable to discuss any further details regarding our plans for integration as it relates to the business, the cost savings or any specific financial benefits. We plan to provide more extensive details to our shareholders in the coming quarters.

With that, I’m going to turn the call over to Carl to discuss our first quarter financial results in more detail.
Carl Wertz, CFO
Thanks, Dr. Lu, and good morning everyone.
As Dr. Lu mentioned, the first quarter, as anticipated, proved to be a challenging revenue quarter for Diodes on a sequential basis, but increased across all metrics on a year-over-year basis.
Revenue for the first quarter was $95.6 million, an increase of 4 percent from the first quarter of 2007.
Sequentially, and as expected and previously announced, revenue was down 11 percent from 4Q.
New product sales accounted for 30 percent of revenue as compared to 40 percent in the previous quarter. The decrease in new product sales in the first quarter was due to our high volume QFN products being aged out of the 3-year new product category, even though sales of these products remain strong.
Gross profit for the first quarter of 2008 was $31.9 million, or 33.4 percent — comparable to 33.5 percent in the prior quarter. Gross margin improved 130 basis points from the year-ago quarter.

Sequentially, gross margin remained stable despite the decline in sequential revenue, due to improved product mix, and operating efficiencies.
Selling, General & Administrative expenses for the quarter were $14.7 million, or 15.3 percent of revenue. SG&A expenses were comparable to last quarter, but higher as a percentage of sales due to the lower revenue base. Included in first-quarter SG&A was $1.1 million in non-cash, FAS123R, share-based compensation. In the earnings release we have included a table to reconcile the impact of share-based compensation expense to our reported results.
Research and Development investment in the quarter was $3.7 million, about the same as last quarter, and 3.9 percent of revenue, again due to the lower revenue base.
Looking at the second quarter and the remainder of 2008, we will continue to enhance our R&D capabilities in order to support our broader market focus and new product introductions, while maintaining R&D at between 3 and 4 percent of revenue.
Other income of $3.5 million in the quarter includes approximately $5.4 million of interest income, partially offset by interest expense of $1.7 million, primarily related to our convertible bonds outstanding.

First quarter interest income has been impacted by the turmoil in the credit markets, and in particular with the Auction Rate Securities. Since mid-February, all of our ARS portfolio auctions have failed and may continue to fail in the future. With the decline in the overall market interest rates as well as our failed ARS auctions we are providing additional 2Q interest income guidance.
We now expect to earn approximately 2.5% interest on the ARS’s, as compared to approximately 6.5% in the first quarter of 2008. This lower overall interest rate will result in an approximately $2 million after tax reduction in net income for 2Q08.
Our effective income tax rate in the first quarter was 13.0 percent, with our expectations for the full year of 2008 to be between 13 and 15 percent. Our tax rate takes into consideration income from our operations in lower tax jurisdictions as well as preferential tax treatment in Asia.
Adjusted net income, which excludes $1.2 million in non-cash, stock option expense, increased 6.7 percent over the prior year period to $15.1 million, or $0.35 per share, up from $14.2 million, or $0.33 per share, in the first quarter of 2007.
Cash flow from operations for the quarter was $10 million, compared to $6.5 million in the first quarter of 2007.

Turning to the balance sheet, as of March 31, we had $320 million invested in student loan auction rate securities, which we have generally invested in as part of our cash management program. The objective of our cash management program was to invest our cash at the highest interest rates possible using triple-A rated securities with short-term maturities. In addition, we staggered the maturity dates so that at any one time we would have ample access to cash for corporate purposes, including acquisition financing. We invested in the securities within our objectives as a cash-equivalent without the foresight of the unprecedented events of the liquidity market.
As you know, the recent uncertainties in the credit markets have prevented us and other investors from liquidating our holdings in recent auctions.
At quarter-end, our portfolio of auction rate securities was valued using a market-to-model valuation methodology, resulting in a discount to the total portfolio of 5.6 percent, or an $18 million pre-tax unrealized loss.
This discount is accounted for as impairment.
We review impairments in accordance with SFAS No. 115, as well as related guidance issued by the FASB and SEC in order to determine the classification of the impairment as “temporary” or “other-than-temporary”.
In evaluating the impairment of Diodes ARS portfolio, we classified such impairment as temporary, and recorded the unrealized loss of $12 million, after of tax, in other comprehensive loss on the balance sheet.

In addition, because the securities are currently not liquid, in the first quarter balance sheet, we reclassified the securities from a current asset to a non-current, long-term investment.
We consider the liquidity issue to be temporary and currently intend to hold these securities until a recovery of the auction process.
We continue to monitor the auction rate market and will evaluate the securities at each quarter-end to determine the valuation allowance required.
Our Form 10-Q, which will be filed on May 12th, will have the extensive footnote disclosure required related to the auction rate securities.
As a result of this reclassification, cash and short-term investments at the end of the first quarter were $61 million in total, with $144 million in working capital. Long-term term debt including the convertible bond was $237 million.
Inventories increased during the first quarter to $62.2 million or 88 days primarily due to the lower revenue, as well as an increase in raw materials and finished goods for future loading and shipments.
Accounts receivable days were 82 days in the first quarter compared to 75 days in the prior quarter as some customers slowed payments, but we do not currently believe there is a material decrease in the collectibility of the A/R.

Capital expenditures for the current quarter were $13.3 million, which represents 13.9 percent of revenue, and is slightly above our expected range of 10 and 12 percent for the full year. The capital was primarily focused on the expansion of our packaging capacity in China.
Depreciation expense for the first quarter was $7.4 million.
Turning to our Outlook...
As we look to the second quarter of 2008, we expect revenue to increase to $100 to $106 million. In addition, we expect gross margin to be down slightly due a stronger China currency affecting our manufacturing costs, but gross profit will increase 4 to 9 percent sequentially.
With that said, I will now turn the call over to Mark King, Senior Vice President, Sales and Marketing. Mark...
Mark King, Senior VP of Sales and Marketing
Thank you, Carl, and good morning.
Let me begin with our segment breakout for the first quarter: computing represented 36 percent of revenue; consumer also 36 percent; communications 16 percent; industrial 10 percent; and automotive 2 percent.

During the first quarter, we released 51 new products, including 1 analog device, 2 Hall devices, 10 MOSFETs, and 14 SBR® devices.
As Carl mentioned, new products accounted for 30 percent of revenue due to some seasonality in products targeted at the computing and consumer segments, as well as the aging out of several of our high volume QFN products, which remain high growth products for Diodes.
Our new product revenue was driven by our continued expansion of our MOSFET product offerings, as well as the increasing demand for our medium bipolar transistors. With the pending completion of our acquisition of Zetex, we will be able to build upon our growing strength in bipolar transistors, since this is an area where Zetex is very strong with a solid market presence.
Additionally, during the quarter we introduced the industry’s smallest one Amp SBR® rectifier in a DFN package. This new product is designed to enable further miniaturization and low power consumption resulting in extended battery life, which are key requirements of today’s portable electronics.
Also during the quarter, we expanded our standard linear product line with a 1.5 Amp very low dropout linear regulator for processors and ASIC-based applications targeted at network equipment, notebook computers, and servers.

In terms of overall design activity, it was another strong quarter with broad-based design wins across multiple regions at 80 accounts globally. Design wins and in-process design activity were highlighted by:
Hall sensor wins
— with 4 different notebook platforms, Smart phone and Mobile handsets, E-bike, DC fan and mini motors, Bluetooth headsets and 2 automotive applications.
— We also continue to see a slow but steady ramp on previously announced Mobile handset wins, which we expect to continue ramping throughout the year.
SBR: wins with DC-DC converters, LCD TV, Motor control, Switch mode power supply, cable telephony modem and home appliances.
PowerDI: wins in fieldbus, multiple designs in notebooks, DC-DC converters, telecom power supply and automotive GPS.
Medium power Bi- polar transistors in notebook: motherboard and DSL modem.
Switching regulators and LDO’s: in LCD-TV, metering, mass storage, 2 set-top box platforms, in-car DVD, as well as our first win with our new

AP7173 in a major server platform, in which we worked directly with this customer to develop the device.
In regards to geographic breakout, Asia sales decreased approximately 13 percent versus the fourth quarter, and represented 77 percent of total revenues. The sequential decline during the quarter was attributed to the seasonal slowdown in the computer and consumer industry, specifically in notebook and digital audio players, which was further compounded by a sharp drop in OEM subcontracting packaging demand.
Asia design activity in core end-equipment remained strong across all product lines with 70 wins at 40 accounts, including 15 analog, 10 SBR and 7 Hall sensor wins.
Now turning to North America, sales were down 13 percent over the prior quarter and represented 17 percent of total sales. Although direct sales were up due to strength in set-top boxes and increases in the industrial market, seasonal decreases in other areas of the consumer segment offset these gains. Distributor point of purchase was down 17 percent and distributor inventory was down 14 percent, as distributors took a very conservative stance on the current economic environment. Distributor point of sales was up 4 percent sequentially.
In total, we achieved 72 design wins in North America during the quarter at

27 customers: 13 of these for analog, 54 discrete, and 5 in SBR®. Wafer sales were off 25 percent in the first quarter.
As Dr. Lu mentioned previously, our wafer sales and sub-contracting business were significant contributing factors to our first quarter revenue decrease.
Sales in Europe increased 36 percent over the fourth quarter 2007 and 34 percent over the first quarter in 2007, and accounted for 6 percent of revenues. The strength in Europe was driven primarily by a 46 percent increase in distributor point of purchase after a seasonally weak prior quarter. OEM sales were also up 20 percent due to strong sales at top consumer and automotive customers. Distributor point of sales increased 13 percent in the quarter driven by our new analog switching regulator business ramping at several key consumer customers.
Our design-win momentum in Europe continued to expand in the first quarter with 21 wins at 15 accounts: including 6 Hall sensor, 3 SBR and 5 analog design wins. Specifically, our high power SBR product line received strong interest from the European customer base, and we believe these products have the potential to become a major contributor for our future growth in the region.

We are very pleased with the strong performance in Europe, especially when considering our announced acquisition of Zetex, which will only further increase our penetration and success in the European market.
In summary, we believe Diodes is taking all the right steps towards becoming a global leading provider of complete analog and discrete solutions. We continue to execute on our growth objectives by leveraging our highly efficient manufacturing and packaging capabilities and capacity, broadening our product portfolio, increasing our geographic footprint and diversifying our market segments.
Our proposed acquisition of Zetex will significantly enhance our future growth prospects by providing complementary strengths and cross-selling synergies within a greatly expanded customer base. In addition, our investments in R&D and dedication to product innovation have created a strong pipeline of design wins that will contribute to revenue momentum in the coming quarters. Also, our analog business continues to expand as we remain focused on mobility and portability, which we expect will provide increased upside in the latter part of this year.
With that, we will open the call for questions.
Q&A Session
Upon Completion of the Q&A...